UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	May 13, 2013

Monarch Casino & Resort, Inc.
(Exact name of registrant as specified in its charter)

Nevada	0-22088	88-0300760

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 South Virginia Street, Reno, Nevada	89502
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(775) 335-4600

Not applicable.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.01        Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As reported on the Form 8-K filed by Monarch Casino & Resort, Inc. (the “Company”) with the Securities and Exchange Commission on March 22, 2013, Ronald Zideck, an independent member of the board of directors of the Company (the “Board”), and the Chairman of the Company’s audit committee, announced that he intended to retire from the Board and would not stand for election for an additional term.  As such, Mr. Zideck’s term expired after the annual stockholder meeting May 10, 2013.

On May 13, 2013, the Company received a notice from the Nasdaq Stock Market (“Nasdaq”), the stock exchange on which the Company’s common stock is listed.  Consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4), Nasdaq granted a cure period to allow the Company to regain compliance with Listing Rule 5605, which requires that a majority of the board of directors be independent and that the audit committee be comprised of at least three members.

The cure period granted by Nasdaq allows the Company to regain compliance as follows:

•                 until the earlier of the Company’s next annual shareholder’s meeting or May 10, 2014; or

•                 if the next annual shareholder’s meeting is held before November 6, 2013, then the Company must evidence compliance no later than November 6, 2013.

Because the Company’s does not intend to hold its next annual stockholder’s meeting prior to November 6, 2013; therefore, the Company expects that the cure period granted by Nasdaq will end on May 10, 2014.  The Company has begun a search for a replacement for Mr. Zideck and intends to comply with the Nasdaq requirements prior to the expiration of the cure period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Monarch Casino and Resort, Inc.

Date: May 14, 2013	/s/ Ronald Rowan
Ronald Rowan
Chief Financial Officer and Treasurer